Exhibit 23.1



                        CONSENT OF INDEPENDENT ACOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2000, which appears on page 29 of the Graphic Packaging International Corporation (formerly named ACX Technologies, Inc.) Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 25, 1999, which appears in the Graphic Packaging Savings and Investment Plan (formerly titled ACX Technologies, Inc. Savings and Investment Plan A) Annual Report on Form 11-K for the year ended December 31, 1998.

PricewaterhouseCoopers LLP
Denver, Colorado
June 6, 2000